Exhibit 10.31

Univar Inc.

Human Resources Policies and Procedures

MANAGEMENT INCENTIVE PLAN (NON-EXEMPT EMPLOYEES)
Number:	Effective Date:	Supersedes:	Page
GL0-01040	January 1, 2013		1 of 7

1.	Policy

The Management Incentive Plan (MIP or Plan) is designed to motivate eligible employees to achieve specific objectives that will help the Company grow, be profitable, and effectively manage and use its capital. The MIP focuses attention on key objectives, encourages planning and teamwork to achieve them, and enables participants to see a direct link between their contribution to the Company’s success and their compensation.

2.	Effective Date

The Plan was approved by the Univar Inc. Compensation Committee substantially in the form set forth herein on February 14, 2013, and, as amended, is effective January 1, 2013, or such later date as may be required to comply with the requirements of IRC Section 162(m) when it is approved by the Company’s shareholders. The Plan will remain in effect until such time as the Compensation Committee may elect to suspend, amend, or terminate it. Provided that, if subject to shareholder approval, the Plan shall not extend for a period beyond that approved by the shareholders or as required by law.

3.	Eligibility

3.1	Participants Designated executives, managers and other key employees who work for the Company or one of its subsidiaries for more than one consecutive month during a Plan Year are eligible to participate in the MIP.

3.2	Participant Categories Eligible Participants must be in one of the following categories:

3.2.1	Exempt Participants. Participants who work in positions considered exempt from overtime pay under the wage-hour laws, but who are not in an eligible sales, supervisory, management or executive position.

3.2.2	Sales Participants. Participants who work in eligible sales positions not covered under the Sales Incentive Plan (Policy #460) or specific business unit incentive plan.

3.2.3	Supervisory Participants. Participants who work in positions considered exempt from overtime pay under the wage-hour laws, and who are in an eligible supervisory position.

Owner’s Name: Jeffrey Young	Review Period: 12 Months	Next Review Date: February 14, 2014
Date Approved: February 14, 2013
Owner’s Signature	/s/ Jeffrey Young

**Once printed, this document may be out of date. Please be sure to check online for the most up-to-date version.

This document is for Internal purposes only and is confidential.

Any external distribution, without Legal Department involvement, is subject to disciplinary action, up to and including, termination.

HUMAN RESOURCES POLICIES AND PROCEDURES
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3.2.4	Management Participants. Participants who work in positions considered exempt from overtime pay under the wage-hour laws, and who are in an eligible management position.

3.2.5	Executive Participants. Participants who work in positions considered exempt from overtime pay under the wage-hour laws, and who are in an eligible executive position.

3.3	Participant Rights. The Plan is not intended to confer contractual rights on any Participant. The payment of an MIP Award to a Participant with respect to any Plan Year does not guarantee the Participant future employment by the Company or its subsidiaries, nor future participation in the Plan. Employee’s rights under the Plan are not assignable.

3.4	Plan. Changes The Compensation Committee reserves the right to change, modify, amend, suspend, or discontinue the MIP at any time without prior notice in its sole discretion.

4.	Definitions

4.1	Plan Year

The Company’s fiscal year, from January 1 to December 31.

4.2	Internal Revenue Code (IRC or the Code)

The U.S. Internal Revenue Code of 1986, as amended, or any successor thereto, and the U.S. Department of Treasury regulations and other interpretative guidance issued under it, including without limitation any such regulations or guidance that may be issued after the Plan’s Effective Date.

4.3	Covered Employee

As defined by IRC Section 162(m).

4.4	Salary

Base salary as of December 31 of the Plan Year. Company contributions to VIP or other fringe benefits, earned and paid during the Plan Year, are not included. Where applicable, in certain countries Salary includes 13th, 14th, and 15th month salary and other payments considered by custom as fixed earnings for the purpose of calculating awards. This includes any direct salary paid by the Company, but does not include vacation bonuses, pay in lieu of vacations, assignment allowances, or any other regular, variable or incentive compensation paid by the Company or its subsidiaries.

5.	Plan Administration

5.1	Compensation Committee

The Plan is administered by the Compensation Committee of the Company’s Board of Directors, which has sole discretionary authority to interpret the Plan, and the

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HUMAN RESOURCES POLICIES AND PROCEDURES
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Compensation Committee’s determinations will be final The Compensation Committee may delegate its authority to members of the Company’s management team. (In the event of such delegation, the references in this document to Compensation Committee shall mean the delegated members of management). Notwithstanding the foregoing, if the Company is subject to IRC Section 162(m), to the extent the Compensation Committee is not comprised solely of members who are “outside directors” within the meaning of IRC Section 162(m), the Plan will be administered by a subcommittee of the Compensation Committee comprised of outside directors within the meaning of IRC Section 162(m). In the latter event, references in the Plan to the Compensation Committee will be deemed to refer to such subcommittee of the Compensation Committee.

5.2	Compensation Committee Discretion. All MIP Awards are subject to the Compensation Committee’s discretion. Subject to restrictions imposed by IRC Section 162(m), if such provision is applicable, the Compensation Committee has full authority to:

5.2.1	Vary, withhold, grant, or reinstate MIP Awards;

5.2.2	Vary or eliminate performance goals, targets, and metrics; and

5.2.3	Determine, calculate, and vary performance assessments.

The Compensation Committee may decide how any performance goals, targets or metrics shall be adjusted to the extent necessary to prevent dilution or enlargement of any MIP Award as a result of extraordinary events or circumstances, as determined by the Compensation Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; asset impairment; or any recapitalization, restructuring, re-organization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction. Provided, however, that no such adjustment will be made to the MIP Award of a Covered Employee if the effect of such adjustment would cause the award to fail to qualify as “performance based compensation” within the meaning of IRC Section 162(m), if such provision is applicable. The Plan will be subject to any policy implemented by the Company as related to the forfeiture of incentive compensation or benefits.

5.3	Compliance with IRC Section 409A. Without limiting the generality of the foregoing Sections E.1 and E.2, and notwithstanding anything in the Plan to the contrary, the Plan and MIP Awards paid under it will be interpreted in accordance with the requirements of IRC Section 409A, and payments under the Plan are anticipated to be made within the time frames anticipated by IRC Section 409A. In addition, if the Compensation Committee determines that any amounts payable under the Plan will be taxable to a Participant under IRC Section 409A, then prior to payment to such Participant of such amount, the Compensation Committee may:

5.3.1	Adopt such amendments to the Plan and MIP Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Compensation Committee determines are necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and MIP Awards hereunder; and/or

5.3.2	Take such other actions as the Compensation Committee determines are necessary or appropriate to comply with the requirements of IRC Section 409A.

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5.4	Delegation of Authority. The Compensation Committee may, in its sole discretion, delegate to the Company’s Chief Executive Officer the authority (subject to the terms and conditions the Compensation Committee shall determine) to grant and administer MIP Awards to Participants who are not Covered Employees.

5.5	Target-Setting Process. The Compensation Committee will assign to each executive employee Participant a MIP Award basis related to the individual’s responsibilities. Members of management will assign to other employee Participants and MIP Award basis related to the individual’s responsibilities. Individual MIP Awards will depend on the attainment of any of the following performance criteria, either alone or in any combination, which may be expressed with respect to the Company or one or more operating units or groups, as the Compensation Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from operations; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return.

Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior Plan Years or related to other companies or indices or as ratios expressing relationships between two or more performance goals.

5.6	MIP Award Percentages. No later than 90 days after the beginning of a Plan Year, the Compensation Committee or the members of management will assign to each Participant a target MIP Award as a percentage of their Salary.

5.7	MIP Award Calculation. A Participant’s actual MIP Award may range from 0% to 200% of their target MIP Award, depending on the degree to which specified performance goals are achieved. MIP Awards earned between target points are based on interpolation of the data. Notwithstanding any provision of the Plan or any agreement to the contrary, in no event may a Participant’s MIP Award for any Plan Year exceed US$2.5 million. Total awards calculated under the Plan will be reviewed by the Compensation Committee, and the Compensation Committee has the discretion to vary the Plan, including an increase or reduction in the amount of a Participant’s available MIP Award (including a reduction to zero), based on any subjective or objective factors it determines to be appropriate in its sole discretion. Provided, however, in the case of a Covered Employee the Compensation Committee may reduce (including a reduction to zero), but may not increase the amount of an available MIP Award or waive the achievement of the applicable performance goals. This Plan shall be subject to any clawback or similar policy adopted at any time by the Company. Participants who violate any Company policy, any agreement with the Company or any law, as determined in the discretion of the Compensation Committee, shall forfeit their rights to any MIP Award.

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HUMAN RESOURCES POLICIES AND PROCEDURES
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5.8	Performance Standard. If a Participant is on a written progressive discipline plan at any time during a Plan Year, the Compensation Committee may reduce a portion of the Participant’s MIP Award for that Plan Year.

5.9	Errors. If an error is made in calculating the amount of an MIP Award, as determined in the Compensation Committee’s sole discretion, the Compensation Committee reserves the right to correct the award and to request the repayment of any such award that was paid and/or to offset the amount of any such award from any severance pay which the Company may choose to pay.

5.10	Partial Year Participation. Subject to JRC Section 162(m), if such provision is applicable, if a Participant was eligible for the MIP for only a portion of a Plan Year, or worked during a Plan Year in different positions, grades, geographic groups, locations, business units, incentive plans, related companies, etc., each period of work while in an MJP-eligible position will be pro-rated based on the number of calendar days the Participant worked in each position, with the payout multiple and corresponding MIP Award calculated separately for each period.

5.11	Participation in MIP and Sales Incentive Plan. SIP payments are subject to adjustment for employees who participate in both the MIP and Sales Incentive Plan (460) during any quarter of a Plan Year. For such quarters, the SIP bonus will be adjusted to reflect the portion of the quarter they worked in an MIP-eligible position.

5.12	Periods of Disability or Unpaid Leave. Participants who suffer periods of illness or disability, or take unpaid leave, during all or a portion of a Plan Year will have their MIP Award, if any, for that Plan Year reduced under the following terms:

5.12.1	Sick Leave. No effect on MIP Award.

5.12.2	Short-Term Disability. Participants on short-term disability will not receive an MIP Award for the days they were on short-term disability.

5.12.3	Long-Term Disability. Participants on long-term disability will not receive an MJP Award for the days they were on long-term disability.

5.12.4	Workers’ Compensation. Participants on workers’ compensation will have their MIP Award reduced by the percentage their pay is reduced, if any, for the days they were on workers’ compensation.

5.12.5	Unpaid Leave. Participants who take unpaid leave of any type, including un-paid leave under the Family and Medical Leave Act or any state Jaw equivalent, will not receive an MJP Award for the days they were on such leave. This does not apply to vacation days used by Participants for part of any such leave.

5.12.6	Military Leave. Periods of active duty will have no effect on a Participant’s MIP Award.

5.13	Timing and Form of Payment In the United States, MIP Awards will be paid by March 15th of the year following the Plan Year. In other countries, MIP Awards will be paid based on local tax and compensation practices. All MIP Awards will be paid in cash directly to Participants, subject to applicable taxes and other deductions.

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5.14	Termination of Employment During or After Plan Year

5.14.1	During Plan Year

5.14.1.1	Death or Retirement. Participants whose employment terminates during a Plan Year due to death or retirement are eligible for a pro-rata MIP Award for the number of days worked in an MIP-eligible position during the Plan Year. For purposes of this Plan, retirement shall mean a voluntary termination of employment by an individual who is at least 60 years of age and had five years of service with the Company.

5.14.1.2	Resignation. Participants who resign their employment with the Company during a Plan Year are not eligible for an MIP Award for that Plan Year. Participants who resign their employment during a Plan Year, but who wish their resignation to be effective at the end of that Plan Year, may have their resignations accepted by the Company before the end of the Plan Year, and so be ineligible for an MIP Award.

5.14.1.3	Reduction in Force. Subject to the other provisions herein, Participants whose employment terminates during the Plan Year due to a reduction in force are not eligible for an MIP Award for that Plan Year.

5.14.1.4	Discharge. Participants who are discharged for any reason during the Plan Year are not eligible for an MIP Award for that Plan Year.

5.14.2	After Plan Year, But Before Payout. A Participant whose employment terminates for any reason other than discharge after the end of a Plan Year, but before an MIP Award has been paid for that year, is eligible for an award for that completed Plan Year.

5.15	Participants Rehired During Plan Year. Participants who terminate their employment during a Plan Year, and who are then rehired during the same Plan Year, may be given credit for their previous service during the Plan Year based on the following rules:

Reason for Termination	Credit Given for Previous Service
Discharge	No
Resignation	Yes
Retirement	Yes
Reduction in Force	Yes

Participants who terminate their employment during one Plan Year, and who are then rehired during another Plan Year, will not be given credit for their service during the first Plan Year. Each Plan Year will be treated separately.

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HUMAN RESOURCES POLICIES AND PROCEDURES
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5.16	Unfunded Plan. The Company is not required to purchase assets, place assets in a trust or other entity to which contributions are made, or to otherwise segregate assets for the purpose of satisfying any obligations under the Plan. Participants have no rights under the Plan other than as unsecured general creditors of the Company.

5.17	Limit of Liability. Neither the Company nor any other person participating in the interpretation, administration or application of the Plan will have any liability to any Participant or other party for any action taken or not taken in good faith under the Plan.

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